EXHIBIT 99

FOR:                                     FOG CUTTER CAPITAL GROUP INC.

CONTACT:                         Fog Cutter Capital Group Inc.

(503) 721-6500                       Andrew A. Wiederhorn, Chairman and CEO

(503) 721-6500                       R. Scott Stevenson, Chief Financial Officer

For Immediate Release

FOG CUTTER CAPITAL GROUP INC. REPORTS THIRD QUARTER 2006 OPERATING RESULTS

PORTLAND, Ore. — November 13, 2006 — Fog Cutter Capital Group Inc. (OTC: FCCG) reported a net loss of $0.8 million or $0.10 per share for the quarter ended September 30, 2006, compared to a net loss of $2.5 million or $0.31 per share for the same period in the prior year.  The Company reported a net loss of $3.6 million or $0.45 per share for the nine months ended September 30, 2006, compared to a net loss of $3.9 million for the same period in 2005.

The Company currently conducts its operations in five business segments: (1) restaurant operations through its Fatburger subsidiary; (2) commercial real estate mortgage brokerage operations through its subsidiary, George Elkins Mortgage Banking Company; (3) manufacturing activities conducted through its DAC International subsidiary; (4) real estate operations; and (5) software development and sales conducted through its Centrisoft Corporation subsidiary.  The following summarizes the general activities in the Company’s areas of interest:

Restaurant Operations

Fatburger, “The Last Great Hamburger Stand”®, opened its first restaurant in Los Angeles in 1952.  There are currently 85 Fatburger restaurants located in 14 states and Canada.  The restaurants specialize in fresh, made to order hamburgers and other specialty sandwiches.  French fries, homemade onion rings, hand-scooped ice cream shakes and soft drinks round out the menu.

Fatburger plans to open additional restaurants throughout the United States, Canada and China through a combination of company owned restaurants and franchised locations. Franchisees currently own and operate 53 of the Fatburger locations and the company has agreements for approximately 230 new franchise locations in the United States and Canada.  In the nine months ended September 30, 2006, Fatburger has added six locations which include three franchise operations and three company-owned restaurants.  In addition, Fatburger purchased three locations from franchisees during the period.

For the nine months ended September 30, 2006, company-owned restaurant sales increased 13.9% to $20.5 million.  This increase was primarily the result of the addition of six company-owned restaurants.  System-wide sales increased 24% to $50.7 million.  Royalty revenue from franchise operations increased 30.8% to $1.7 million for the nine months ended September 30, 2006.

Commercial Real Estate Mortgage Brokerage

Headquartered in Los Angeles, with offices in the southern California market, George Elkins provides brokerage services in the origination of commercial mortgages.  George Elkins specializes in arranging commercial real estate loans for a variety of property types, such as apartments, hotels, small office, and retail centers, with loan amounts of between $1 million and $50 million.

George Elkins facilitated the placement of over $806 million in commercial mortgages during the nine months ended September 30, 2006 and $1.1 billion for calendar 2005.  Of the loans brokered in 2006, 40% were funded by conduit lenders, 17% were funded by banks or thrifts, 10% were funded by insurance companies, with the balance funded by bridge lenders and other investors.  The servicing and loan administration department manages a portfolio of $1.1 billion.

Manufacturing Operations

The Company conducts manufacturing activities through DAC International. DAC is a supplier of computer controlled lathes and milling machinery for the production of eyeglass, contact, and intraocular lenses.  In the nine months ended September 30, 2006, DAC had sales revenues of $7.2 million and earned $1.2 million in income.

Real Estate Operations

The Company invests directly and indirectly in real estate, both in the United States and Europe.  During the nine months ended September 30, 2006, the Company earned $4.7 million from its real estate operations.  Of this amount, $2.9 million related to the gain on sale of properties, $0.6 million due to increases in the exchange rate of foreign currencies and $0.7 million in earnings from equity investees.  The Company’s major holdings in real estate as of September 30, 2006 are as follows:

•                  Freestanding Retail Properties — The Company owns or controls 75 freestanding retail buildings throughout the United States, either directly or through leases.  The buildings are approximately 4,500 square feet and are leased to a variety of tenants including convenience stores, video rental outlets, shoe stores and other small businesses.  During the first quarter of 2006, the Company sold 7 similar properties that had been a part of the portfolio for $3.5 million.

•                  Barcelona Apartments — As of September 30, 2006 the Company owned two apartment buildings through equity participating loans to special purpose Spanish corporations.  The properties consist of 33 residential units located in Barcelona, Spain.  The two buildings were acquired subject to below market leases and the Company has relocated these tenants and is now selling the properties for development.  In July 2006, the Company sold one similar property for net proceeds of approximately $3.3 million.

•                  Oregon Commercial Properties — During the nine months ended September 30, 2006, the Company sold two commercial properties located in Oregon.  One property, an 84,000-square-foot warehouse located on 4.5 acres in the city of Eugene was sold in August 2006 for $2.8 million in cash.  The other property, a 10.9-acre parcel of undeveloped land located in the Wilsonville, Oregon was sold in May 2006 for $2.6 million in cash.  The Company recognized a combined gain of $2.4 million on the sale of these properties.

•                  Bourne End — In December 2000, Fog Cutter organized and led a group of investors, including a subsidiary of Merrill Lynch & Co., Inc., to purchase all of the outstanding capital stock of Bourne End Properties Ltd., a UK-based real estate company. The real estate assets consisted of 1.7 million square feet in fifteen shopping centers. Bourne End has profitably sold all of the properties since the acquisition by Fog Cutter and its partners, with the final property being sold in June 2006.  During the nine months ended September 30, 2006, the Company earned $0.7 million from its investment in Bourne End.

Software Development and Sales

The Company’s Centrisoft subsidiary develops and sells software that controls and enhances the productivity of enterprise networks and provides first level security against unauthorized applications and users. Centrisoft is marketing its software to potential customers both directly and through re-seller relationships.

Forward Looking Statements

Certain statements contained herein and certain statements contained in future filings by the Company with the SEC may not be based on historical facts and are “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-Looking Statements which are based on various assumptions (some of which are beyond the Company’s control) may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.  Actual results could differ materially from those set forth in Forward-Looking Statements due to a variety of factors, including, but not limited to the following:

•                  economic factors, particularly in the market areas in which the Company operates;

•                  the financial and securities markets and the availability of and costs associated with sources of liquidity;

•                  competitive products and pricing;

•                  the real estate market, including the real estate market in Barcelona, Spain and the commercial real estate market in California;

•                  the ability to sell assets to maintain liquidity;

•                  fiscal and monetary policies of the U.S. Government;

•                  changes in prevailing interest rates;

•                  changes in currency exchange rates;

•                  acquisitions and the integration of acquired businesses;

•                  performance of retail/consumer markets, including consumer preferences and concerns about diet;

•                  effective expansion of the Company’s restaurants in new and existing markets;

•                  profitability and success of franchisee restaurants;

•                  availability of quality real estate locations for restaurant expansion;

•                  the market for Centrisoft’s software products;

•                  credit risk management; and

•                  asset/liability management.

Except as may be required by law, the Company does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions which may be made to any Forward-Looking Statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

The accompanying financial information should be read in conjunction with the Company’s Form 10-Q, filed with the Securities and Exchange Commission.

FOG CUTTER CAPITAL GROUP INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except share data)

	September 30, 2006 (unaudited)	December 31, 2005
Assets
Current Assets:
Cash and cash equivalents	$1,722	$4,071
Accounts receivable	2,797	1,248
Notes receivable, current portion	462	17
Loans to senior executives	1,060	—
Inventories	2,507	1,880
Investments in real estate, held for sale, net	11,309	6,355
Other current assets	1,182	1,661
Total current assets	21,039	15,232

Investments in real estate, net	11,894	23,937
Notes receivable	376	976
Loans to senior executives	—	1,015
Investment in Bourne End	—	803
Property, plant and equipment, net	7,665	5,377
Intangible assets, net	5,331	5,586
Goodwill	10,079	9,979
Other assets	2,025	2,414
Total assets	$58,409	$65,319

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued liabilities	$10,972	$9,536
Borrowings and notes payable, current portion	9,015	4,642
Obligations under capital leases, current portion	1,511	1,548
Total current liabilities	21,498	15,726

Borrowings and notes payable	2,290	8,294
Obligations under capital leases	8,839	9,309
Deferred income	3,880	4,330
Deferred income taxes	4,377	5,739
Total liabilities	40,884	43,398

Commitments and contingencies	—	—
Minority interests in consolidated subsidiaries	643	532

Stockholders’ Equity:
Preferred stock, $.0001 par value; 25,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.0001 par value; 200,000,000 shares authorized; 11,757,073 shares issued as of September 30, 2006 and December 31, 2005; 7,957,428 shares outstanding as of September 30, 2006 and December 31, 2005	168,516	168,214
Accumulated deficit	(139,625)	(134,977)
Accumulated other comprehensive income	—	161
Treasury stock, 3,799,645 common shares as of September 30, 2006 and December 31, 2005, at cost	(12,009)	(12,009)
Total stockholders’ equity	16,882	21,389
Total liabilities and stockholders’ equity	$58,409	$65,319

FOG CUTTER CAPITAL GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

 (dollars in thousands, except share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue:
Restaurant and manufacturing sales	$9,810	$6,011	$27,686	$18,048
Restaurant franchise and royalty fees	591	721	1,826	1,743
Real estate rental income	928	1,031	2,978	3,194
Loan brokerage and servicing fees	1,575	3,114	5,463	5,992
Total revenue	12,904	10,877	37,953	28,977

Operating costs and expenses:
Restaurant and manufacturing cost of sales	5,290	3,470	15,336	10,532
Real estate operating expense	491	391	1,163	1,231
Engineering and development	371	113	1,167	113
Depreciation and amortization	455	399	1,316	1,246
Total operating cost and expenses	6,607	4,373	18,982	13,122

General and administrative expenses:
Compensation and employee benefits	3,873	3,960	12,730	8,990
Professional fees	1,031	1,044	2,729	2,614
Fees paid to related parties	47	—	279	—
Other	4,376	3,138	11,740	9,138
Total general and administrative expenses	9,327	8,142	27,478	20,742

Non-operating income (expense):
Gain on sale of real estate	1,211	195	2,905	1,784
Gain on sale of notes receivable	—	—	496	—
Interest Income	67	158	247	1,139
Interest expense	(714)	(527)	(1,778)	(1,416)
Other income (loss)	470	45	1,359	(175)
Total non-operating income (loss)	1,034	(129)	3,229	1,332

Loss before provision for income taxes, minority interests, and equity in income of equity investees	(1,996)	(1,767)	(5,278)	(3,555)

Minority interest in earnings	(76)	(299)	(333)	(414)
Equity in income (loss) of equity investees	—	(415)	748	26
Income tax benefit	1,249	—	1,249	—

Net loss	$(823)	$(2,481)	$(3,614)	$(3,943)

Basic loss per share	$(0.10)	$(0.31)	$(0.45)	$(0.49)
Basic weighted average shares outstanding	7,957,428	7,957,428	7,957,428	8,089,692
Diluted net loss per share	$(0.10)	$(0.31)	$(0.45)	$(0.49)
Diluted weighted average shares outstanding	7,957,428	7,957,428	7,957,428	8,089,692
Dividends declared per share	$—	$0.13	$0.13	$0.39